FIRST AMENDMENT TO
STOCK PURCHASE AGREEMENT

            This First Amendment to Stock Purchase Agreement (this "First Amendment") is dated as of June 5, 2003, by and between Home Solutions of America, Inc. (formerly Nextgen Communications Corporation), a Delaware corporation ("Buyer"), and Jane C. Barber, an individual resident of the State of California ("Seller").

            WHEREAS, Buyer and Seller entered into that certain Stock Purchase Agreement dated November 1, 2002 (the "Stock Purchase Agreement");

            WHEREAS, numerous disputes have arisen between Buyer and Seller in connection with the Stock Purchase Agreement, and Seller and the Buyer have agreed to the terms of this First Amendment in order to resolve such disputes, and to restructure certain transactions related to the Stock Purchase Agreement as set forth herein.

            NOW THEREFORE, the parties hereto agree as follows:

1.         Sale of Assets.  Buyer hereby transfers, assigns, and conveys to Seller the "Purchased Assets," as such term is defined in the Bill of Sale attached hereto as Exhibit A (the "Bill of Sale", which shall be executed simultaneously with this First Amendment), pursuant to the terms of the Bill of Sale.  The purchase price for the Purchased Assets shall be $786,168, which purchase price is hereby paid by Seller reducing the principal portion of the Secured Note by $786,168, and by Seller indemnifying Buyer for the "Lease Obligations," as such term is defined in the Bill of Sale, pursuant to Section 9 below.

2.                   Conversion of Portion of Secured Note.  Buyer hereby issues Seller 862,479 shares (the "HSLA Shares"), subject to adjustment as set forth in Section 4 of the Registration Rights Agreement (defined below), of Buyer's common stock, $.001 par value per share ("HSLA Common Stock"), for an aggregate purchase price of $2,242,446 (or approximately $2.60 per share), which payment is hereby made by Seller reducing the principal portion of the Secured Note by $2,242,446.  In connection with such issuance of the HSLA Shares, Seller hereby makes the representations and warranties set forth in the Investor's Representation Statement attached hereto as Exhibit B (the "Investor's Representation Statement", which shall be executed simultaneously with this First Amendment), and Buyer hereby grants registration rights in connection with the HSLA Shares as set forth in the Registration Rights Agreement attached hereto as Exhibit C (the "Registration Rights Agreement", which shall be executed simultaneously with this First Amendment).  Seller agrees that, prior to the date that the Registration Statement that is required by the Registration Rights Agreement is declared effective by the U.S. Securities and Exchange Commission, she will not pledge, hypothecate, or engage in any short-sale transaction in connection with any shares of HSLA Common Stock, except as allowed by the Amended and Restated Secured Convertible Note (defined below).

3.                   Issuance of Amended and Restated Secured Convertible Note.  Following 1. and 2., and the addition of certain accrued interest as principal, the adjusted principal balance of the Secured Note is $2,242,446, and Buyer and Seller agree that Buyer's issuance to Seller of the Amended and Restated Secured Convertible Note (so called herein) attached hereto as Exhibit D (which shall be executed simultaneously with this First Amendment), shall be in substitution for and replacement of the Secured Note.

4.                   Issuance of Amended and Restated Secured Promissory Note.  Buyer and Seller agree that Buyer's issuance to Seller of the Amended and Restated Secured Promissory Note (so called herein) attached hereto as Exhibit E, which shall be executed simultaneously with this First Amendment, shall be in substitution for and replacement of the First Note.

5.                   Pledge and Security Agreement.  The payment and performance of the Amended and Restated Secured Convertible Note and the Amended and Restated Secured Promissory Note shall be secured with all of outstanding stock of P.W. Stephens, Inc. (the "Company"), pursuant to the Pledge and Security Agreement (so called herein) attached hereto as Exhibit F (which shall be executed simultaneously with this First Amendment), subject to the Subordination Agreement (defined below).  In addition, the Company shall guarantee certain obligations of Buyer, pursuant to the Guaranty Agreement (so called herein) attached hereto as Exhibit G (which shall be executed simultaneously with this First Amendment).

6.                   Agreement to Subordinate.  Notwithstanding any other provision of this First Amendment, Seller hereby agrees to subordinate her rights under the Amended and Restated Secured Convertible Note, the Amended and Restated Secured Promissory Note, any other promissory notes owed by Buyer to Seller (excluding that Promissory Note of November 1, 2002 in the original principal amount of $1,444,100, given by Buyer to Seller, the subordination of which shall be at Seller's sole discretion), the Pledge and Security Agreement, and the Guaranty Agreement to (i) the $1.5 million credit facility obtained by Buyer on June 4, 2003, provided that such credit facility discharges the personal guarantees provided by Seller and Seller's husband for borrowings owed by the Company, and (ii) any loan of up to $3.5 million obtained by Buyer or the Company, or any renewal or extension thereof that results in the payoff of all amounts outstanding pursuant to Section 6(i) hereof (a loan described in Section 6(i) or (ii) shall be referred to herein as a "Senior Loan"), pursuant to a subordination agreement or intercreditor agreement in a form acceptable to the financing source providing the Senior Loan (the "Subordination Agreement"), and reasonably acceptable to Seller.

7.                   Cross-Default Provision.  In the event of a default by Buyer (following written notice by Seller and Buyer's failure to cure such default for 10 business days) under the terms of any promissory note issued by Buyer to Seller (including, without limitation, the Amended and Restated Secured Convertible Note and the Amended and Restated Secured Promissory Note) that is held by Seller on such date (collectively, the "Buyer Notes"), then such default shall constitute a default on all of the other Buyer Notes, and all amounts owed to Seller under the Buyer Notes shall become immediately due and payable at the option of the Seller, without presentment or demand or any notice of intent to accelerate, notice of acceleration or any other notice to Buyer or any other party obligated or to become obligated thereon, subject to the Subordination Agreement.

8.                   Indemnification of Lease Obligations and Right of Offset.  Seller agrees to indemnify, defend and hold harmless Buyer and the Company and their respective officers, directors, shareholders, employees, agents, successors and assigns (the "Indemnified Parties") from and against all lease payments made by Buyer or the Company, penalties, claims, damages, other liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including reasonable attorneys' fees and expenses of investigation whether absolute, accrued, conditional or otherwise, incurred or sustained by any Indemnified Party as a result of, in connection with, any of the Lease Obligations.  In addition, Seller hereby grants Buyer and the Company the right to offset any amount owed to Seller from Buyer or the Company, except for the Third Note, which shall have no such right of offset, by any amount owed from Seller to an Indemnified Party under this Section 9.

9.                   Amendment to Consulting Contract.  Section 3(f) of the Consulting Contract dated as of November 1, 2002, between the Company and Seller shall be amended by the First Amendment to Consulting Agreement (so called herein) attached hereto as Exhibit H (which shall be executed simultaneously with this First Amendment), to state that the Company shall provide Seller with medical insurance and hospitalization benefits, which benefits shall be paid by the Company (and not Seller).

10.               Conditions Precedent.  The execution by all applicable parties of each of the following agreements shall be conditions precedent to the effectiveness of this First Amendment:  Bill of Sale, Investor's Representation Statement, Registration Rights Agreement, Amended and Restated Secured Convertible Note, Amended and Restated Secured Promissory Note, Pledge and Security Agreement, Guaranty Agreement, and First Amendment to Consulting Agreement.

11.               No Breach.  Seller and Buyer each acknowledge that, upon the consummation of the transactions contemplated by this First Amendment, neither party is in default or breach, or is aware of any facts or circumstances that, with the passage of time or the delivery of notice, may result in a default or breach, of the Stock Purchase Agreement or any of the agreements ancillary thereto.

12.               Dispute Resolution.  Any and all disputes arising under or in connection with this First Amendment, including the exhibits hereto, shall be resolved by submission to final and binding arbitration in accordance with the then prevailing rules of JAMS.  A single arbitrator shall be chosen and the proceedings shall be conducted in Orange County, California.  In addition, the arbitrator shall base his award upon substantial evidence and in accordance with California law, and shall award reasonable attorneys' fees and costs, expert witness fees and arbitration fees to the Seller if she should prevail, but shall have no power or jurisdiction to award any punitive or exemplary damages.  Judgment upon an arbitration award may be confirmed in the Orange County Superior Court and may be corrected or vacated only in accordance with California Code of Civil Procedures Section 1285, et seq.

13.               Buyer shall pay Seller $10,000 within a reasonable time following the date hereof as reimbursement for a portion of Seller's legal fees in connection with this First Amendment.

14.               Except as expressly amended hereby, the Stock Purchase Agreement remains in full force and effect.  Capitalized terms that are not defined herein shall have the same meaning assigned to them in the Stock Purchase Agreement.

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            IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered as of the date first above written.

            This First Amendment to Stock Purchase Agreement may be executed in one or more identical counterparts, including by facsimile signature, each of which shall be deemed to be an original and all of which together shall be deemed to be one instrument.

                                                            COMPANY:

                                                            HOME SOLUTIONS OF AMERICA, INC.

                                                            By: ______________________________________
                                                                        R. Andrew White
                                                                        President and Chief Executive Officer

                                                            SELLER:

                                                            __________________________________________
                                                            Jane C. Barber

EXHIBIT A

BILL OF SALE

EXHIBIT B

INVESTOR'S REPRESENTATION STATEMENT

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

AMENDED AND RESTATED SECURED CONVERTIBLE NOTE

EXHIBIT E

AMENDED AND RESTATED FIRST NOTE

EXHIBIT F

PLEDGE AND SECURITY AGREEMENT

EXHIBIT G

GUARANTY AGREEMENT

EXHIBIT H

FIRST AMENDMENT TO CONSULTING AGREEMENT

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